PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 12, 2002)             REGISTRATION NO. 333-92613
                                                                  333-95807



                              [TELECOM HOLDRS LOGO]


                       1,000,000,000 Depositary Receipts
                           Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                             Name of Company (1)                      Ticker        Amounts    Trading Market
                             -------------------                      ------        -------    --------------
              ALLTEL Corp.                                              AT             2            NYSE
              AT&T Corp.                                                T             25            NYSE
              AT&T Wireless Services                                   AWE           8.045          NYSE
              BCE Inc.                                                 BCE             5            NYSE
              BellSouth Corp.                                          BLS            15            NYSE
              Broadwing Inc.                                           BRW             2            NYSE
              CenturyTel, Inc.                                         CTL             1            NYSE
              Level 3 Communications, Inc.                             LVLT            3           NASDAQ
              McLeodUSA Inc.                                          MCLDQ            3           NASDAQ
              MCI Group                                                MCIT          0.88          NASDAQ
              Nextel Communications, Inc.                              NXTL            6           NASDAQ
              Qwest Communications International Inc.                   Q          12.91728         NYSE
              SBC Communications Inc.                                  SBC            27            NYSE
              Sprint Corporation-FON Group                             FON             6            NYSE
              Sprint Corporation-PCS Group                             PCS             6            NYSE
              Telephone and Data Systems, Inc.                         TDS             1            AMEX
              Verizon Communications                                    VZ           21.76          NYSE
              WorldCom Group                                           WCOM           22           NASDAQ

              --------------------------------------
              (1) Effective March 28, 2002, NTL Incorporated, a component of the Telecom HOLDRS Trust, was delisted from trading on the NYSE and was not listed for trading on another national securities exchange within five business days. As such, NTL Incorporated was distributed from the basket at a rate of .0125 shares per Telecom HOLDR, and is no longer included in Telecom HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 31, 2002.